Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Desert Hawk Gold Corp.

Reno, Nevada

We hereby consent to the inclusion in the Prospectus constituting a part of this Registration Statement on Form S-1 to be filed on or about February 12, 2020 of our report dated July 24, 2019, relating to the financial statements of Desert Hawk Gold Corp. (“Company”) for the years ended December 31, 2018 and 2017. Our report on the financial statements contains an emphasis of a matter paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ DeCoria, Maichel & Teague, P.S.

Spokane, Washington

February 12, 2020